Exhibit 99.1

Contact:
Douglas M. Pihl
MathStar, Inc.
Telephone: (503) 726-5500
Email: doug.pihl@mathstar.com

MathStar, Inc. Will Not Appeal NASDAQ’s Decision to Delist its Common Stock

HILLSBORO, OREGON, October 20, 2008—MathStar, Inc. (NASDAQ: MATH) announced today that on October 15, 2008, it received a letter from The NASDAQ Stock Market (“Nasdaq”) which stated that based on Nasdaq staff’s review of MathStar and pursuant to Marketplace Rule 4300, Nasdaq staff believes that MathStar is a “public shell” and as such no longer meets Nasdaq’s listing requirements.  Accordingly, Nasdaq indicated  in the letter that trading of MathStar’s common stock on The Nasdaq Global Market will be suspended at the opening of business on October 23, 2008 unless MathStar requests an appeal of the determination on or before October 21, 2008, which request would stay the suspension of MathStar’s common stock.

Today, MathStar also announced that it does not intend to request an appeal of Nasdaq’s decision to delist its securities pursuant to Marketplace Rule 4300. As a result of delisting, MathStar’s common stock will no longer be eligible for quotation on Nasdaq, thereby reducing the liquidity of its common stock; however, MathStar’s common stock may be eligible for quotation on the Pink Sheets by broker-dealers or for quotation on the OTC Bulletin Board.  At this time, MathStar is pursuing having its common stock quoted on the Pink Sheets or the OTC Bulletin Board.

Forward-Looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 under the heading “Risk Factors,” as amended in MathStar’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.